Exhibit 99.1

FOR IMMEDIATE RELEASE

Tricida Reports Topline Results from the VALOR-CKD Phase 3 Trial of Veverimer
Webcast today at 8:00 am Eastern Time
SOUTH SAN FRANCISCO, Calif., October 24, 2022 (Business Wire) —Tricida, Inc. (NASDAQ: TCDA), announced today the top-line results from its VALOR-CKD renal outcomes clinical trial, designed to evaluate veverimer’s ability to slow CKD progression in patients with metabolic acidosis and chronic kidney disease (CKD).
Primary Endpoint Analysis
The VALOR-CKD trial did not meet its primary endpoint, which was defined as the time to the first occurrence of any event in the composite endpoint of renal death, end-stage renal disease (ESRD), or a confirmed greater than or equal to 40% reduction in estimated glomerular filtration rate (eGFR), also known as DD40. One hundred forty-nine veverimer-treated patients versus 148 placebo-treated patients experienced a DD40 primary endpoint event, representing a veverimer to placebo hazard ratio of 0.99 [95% CI, 0.78, 1.24; (p=0.898)] over the 26.7 months median duration of treatment.
Primary Endpoint Event Analysis

	Veverimer (N = 739)	Placebo (N = 737)	Hazard Ratio (95% CI)	p-value
Number (%) of Patients with Primary Endpoint Event	149 (20.2%)	148 (20.1%)	0.99	0.898
Annualized Primary Endpoint Event Rate	9.9%	9.8%

The VALOR-CKD Trial Design
The VALOR-CKD trial was an international, randomized, multicenter, double-blind, placebo-controlled trial of patients with CKD and metabolic acidosis. To qualify for enrollment in the study, patients were required to have two eGFR values, taken at least 2 weeks apart, in the range of 20 to 40 mL/min/1.73m2, that were not more than 20% different from each other and three serum bicarbonate values, each taken at least 2 weeks apart from the others and all three within a 6-week period (the Screening Period), in the range of 12 to 20 mEq/L. The entry criteria for the study also required that patients be on a stable, maximum-tolerated, labeled dose of an angiotensin converting enzyme (ACE) inhibitor and/or angiotensin II receptor blocker (ARB) for at least 4 weeks prior to and during the Screening Period. Both patients taking oral alkali supplements and those not taking them were eligible for enrollment; however, a patient’s use and dose of oral alkali was not to be changed during the study and those taking oral alkali were required to be on a stable dose for at least 2 weeks prior to and during the Screening Period. There were no prohibited drugs.
Eligible patients were enrolled into a single-blind active-treatment period of 4 to 8 weeks (Part A) that was followed by a randomized withdrawal into a double-blind, randomized treatment period (Part B). Patients in Part A who experienced a greater than or equal to 4 mEq/L increase from baseline in serum bicarbonate and those whose serum bicarbonate increased into the normal range of greater than or equal to 22 mEq/L at Week 4 were randomized in a 1:1 ratio either to continue treatment with veverimer or to treatment with placebo for the double-blind, Part B, portion of the trial. Patients who did not achieve the required serum bicarbonate response to veverimer after 4 weeks in Part A continued to receive veverimer for an additional 4 weeks. After 8 weeks of veverimer treatment in Part A, those patients who experienced a greater than or equal to 4 mEq/L increase in serum bicarbonate and those whose serum bicarbonate increased into the normal range of greater than or equal to 22 mEq/L were randomized in a 1:1 ratio to either continued treatment with veverimer or to treatment with placebo in Part B. Those patients who did not achieve the desired serum bicarbonate response after 8 weeks in Part A discontinued treatment with veverimer and exited the study.
In total, 2,198 patients received single-blind treatment with veverimer in Part A. Of these, 1,480 patients were randomized into Part B. The randomized patient population had a mean baseline eGFR of 29.2 mL/min/1.73m2 and a mean baseline serum bicarbonate of 17.5 mEq/L. The majority of patients randomized in the trial had one or more co-morbid conditions, such as hypertension, heart failure or diabetes. Approximately 12% of patients in the trial were taking oral alkali at baseline. The table below provides selected demographics and baseline characteristics of veverimer- and placebo-treated patients.
Selected Demographics and Baseline Characteristics

	Veverimer N = 741	Placebo N = 739
Mean Age (SD) – years	65.0 (11.87)	65.2 (12.30)
Male – N (%)	433 (58.4)	421 (57.0)
Mean eGFR (SD) – mL/min/1.73m2	29.2 (6.35)	29.1 (6.33)
Serum Bicarbonate (SD) – mEq/L	17.4 (1.39)	17.5 (1.32)
Hypertension – N (%)	726 (98.0)	724 (98.0)
Diabetes – N (%)	423 (57.1)	399 (54.0)
Heart Failure – N (%)	230 (31.0)	241 (32.6)
Oral Alkali Use – N (%)	83 (11.2)	87 (11.8)

Serum Bicarbonate Analysis
Based on the results from the veverimer arm of the previous TRCA-301 trial, the Part A run-in period was designed to achieve a large separation of serum bicarbonate levels in veverimer-treated subjects and subjects in the placebo group over the duration of treatment. Accordingly, Tricida expected the treatment effect in Part A would be an approximately 6 mEq/L increase in serum bicarbonate and that 74% of subjects treated in Part A would achieve the necessary increase in serum bicarbonate to proceed to randomization in Part B. Based on results of both TRCA-301E and the Phase 1/2 trial, TRCA-101, Tricida also anticipated that after withdrawal of veverimer at the end of Part A in patients randomized to placebo, serum bicarbonate levels would rapidly decline to near baseline levels, while continued treatment with veverimer in those randomized to the active arm of the trial would result in maintenance of serum bicarbonate levels achieved in Part A.
In the VALOR-CKD trial, at the completion of Part A, 67% of subjects achieved at least a 4 mEq/L increase in serum bicarbonate or a serum bicarbonate increased into the normal range of greater than or equal to 22 mEq/L and were randomized into Part B. Of the 1,480 patients randomized into Part B, the average increase from baseline in serum bicarbonate was 5.9 mEq/L, increasing from 17.5 mEq/L to 23.4 mEq/L. After 3 months of treatment in Part B, the average serum bicarbonate in the veverimer- and placebo-treated groups declined to approximately 22 mEq/L and 21 mEq/L, respectively, and these levels were maintained for the majority of the treatment duration. Furthermore, at each of the 3-month timepoints between Month 3 and Month 30 in Part B, approximately 60% of the patients in the placebo group had a level of serum bicarbonate above 20 mEq/L. Thus, the difference in serum bicarbonate levels between the two groups was insufficient to evaluate the effect of veverimer on slowing CKD progression in patients with metabolic acidosis and CKD.
“Unfortunately, due to the higher than expected serum bicarbonate values in the placebo group, we were not able to compare an untreated acidotic population with a veverimer-treated population and were thus unable to assess veverimer’s ability to slow CKD progression. Given our past clinical experience with veverimer, and the VALOR-CKD trial design, we were surprised that there was not a greater separation in serum bicarbonate levels between the two groups,” stated Gerrit Klaerner, Ph.D., Tricida’s Chief Executive Officer, and President. “In light of the disappointing results from the trial, and our cash runway, we are evaluating next steps.”
Analysis of Secondary Endpoints
Given the failure on the primary endpoint, our prespecified hierarchical analysis did not permit statistical testing of the secondary endpoints, however, the nominal p-values for all of these endpoints were non-significant.
Safety Analysis
The overall safety profile of veverimer observed in both Part A and Part B of the trial was consistent with that expected for the general population of patients with Stage 3 to 5 CKD. The incidence of all-cause death (14.2% vs. 14.0%) and cardiovascular death (5.7% vs. 6.0%) was balanced between patients randomized to veverimer and placebo. The percentage of patients reporting serious adverse events (SAEs) (26.7% and 27.8%) was also similar in the two respective groups. There were only 2 treatment-related SAEs. Adverse events resulting in discontinuation of randomized study drug treatment were reported for 6.6% of the veverimer group and 6.0% of the placebo group. The majority of adverse events were mild to moderate in severity and balanced between the two groups. The most common adverse events (i.e., those reported in at least 5% of the veverimer group), in the veverimer and placebo groups, respectively, were hypertension (8.8% vs. 9.6%), hyperkalemia (7.4% vs. 5.8%), COVID-19 (5.3% vs. 7.3%), headache (5.3% vs. 5.0%), and anemia (5.1% vs. 4.9%).

Today’s Conference Call and Webcast
Tricida will host a conference call and webcast that will include a slide presentation at 8:00 am Eastern Time to discuss the results of the VALOR-CKD clinical trial:

The VALOR-CKD Clinical Trial Results Conference Call
Monday, October 24, 2022
8:00 am Eastern Time

Webcast:	IR.Tricida.com
Dial-in:	(800) 715-9871
International:	(646) 307-1963
Conference ID:	2832909

A replay of the webcast will be available on Tricida’s website approximately two hours following the completion of the call and will be available for up to 90 days.
About Tricida
Tricida, Inc. is a pharmaceutical company focused on the development of its investigational drug candidate, veverimer, a non-absorbed, orally-administered polymer designed to slow CKD progression in patients with metabolic acidosis and CKD. Metabolic acidosis is a condition commonly caused by CKD that is believed to accelerate the progression of kidney deterioration. It is estimated to pose a health risk to approximately 4.3 million patients with CKD in the United States. There are currently no therapies approved by the FDA to slow progression of kidney disease through the treatment of chronic metabolic acidosis in patients with CKD.
For more information about Tricida, please visit Tricida.com.
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These and other factors that may affect the Company’s future business prospects, results and operations are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Company’s most recent Annual Report filed on Form 10-K and the subsequently filed Quarterly Report(s) on Form 10-Q. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by applicable law, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results, later events or circumstances or to reflect the occurrence of unanticipated events.

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Contact:
Jackie Cossmon, IRC
Tricida, Inc.
Senior Vice President of Investor Relations and Communications
IR@Tricida.com